Exhibit 10.5

AMENDMENT NO. 2

TO

CREDIT AND SECURITY AGREEMENT

THIS AMENDMENT NO. 2 (this “Amendment”) is entered into as of April 25, 2016, by and among MANHATTAN BRIDGE CAPITAL, INC., a New York corporation (“Borrower”), the Subsidiary Guarantors signatory hereto (collectively with Borrower, each a “Loan Party” and collectively, the “Loan Parties) and WEBSTER BUSINESS CREDIT CORPORATION (“Lender”).

BACKGROUND

Loan Parties and Lender are parties to a Credit and Security Agreement dated as of February 27, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which Lender provides Loan Parties with certain financial accommodations.

Borrower intends to form a wholly-owned subsidiary for the purpose of selling up to $9,990,000 aggregate principal amount of senior secured notes pursuant to the Permitted Bond Indenture (as defined below) in a registered public offering underwritten by Aegis Capital Corp. (“Aegis”). The offer and sale of the senior secured notes was consented to by Lender pursuant to that certain consent letter dated November 24, 2015 (the “Consent Agreement”). In the Consent Agreement, Lender agreed to (i) release its security interest in certain Collateral; and (ii) make certain amendments to the Credit Agreement prior to the issuance of the senior secured notes. This Amendment shall effect items (i) and (ii) above on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of each Loan Party by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

2.           Amendment to Credit Agreement. Subject to satisfaction of the conditions precedent set forth in Section 4 below, the Credit Agreement is hereby amended as follows:

(a)           Section 4.3 is hereby amended by (i) adding an “(a)” before the text thereof (such that the text currently in the Loan Agreement is subsection (a) of Section 4.3); and (ii) adding new subsections (b), (c) and (d) which provide as follows:

“(b) In the event that Borrower notifies Lender that it is anticipating a sale by Borrower of a Mortgage Note and the assignment of the associated Mortgage Loan and other Mortgage Loan Documents to Bond Subsidiary in accordance with Section 7.11(v) hereof and upon satisfaction of each of the requirements thereof, including, without limitation, the Sale Conditions, Lender shall forward the applicable Mortgage Note and associated Mortgage Loan Documents endorsed back to the applicable Loan Party, together with the reassignment to Borrower of the related Mortgage File and any collateral securing such Mortgage Note (collectively, the “Transferred Mortgage File”). In the event such Transferred Mortgage File is not sold and assigned to Bond Subsidiary within fifteen (15) Business Days after receipt by Borrower of such Transferred Mortgage File, Borrower shall re-endorse to and return to Lender, such Transferred Mortgage File.

(c)           In the event that Borrower notifies Lender that it intends to exchange a Mortgage Note and the associated Mortgage Loan and other Mortgage Loan Documents held by Borrower with a Mortgage Note and the associated Mortgage Loans and other Mortgage Loan Documents held by Bond Subsidiary in accordance with Section 7.11(vi) hereof and upon satisfaction of each of the requirements thereof, including, without limitation, the Exchange Conditions, Lender shall forward the applicable Transferred Mortgage File in the manner provided in Section 4.3(b) hereof. In the event such Transferred Mortgage File is not exchanged with Bond Subsidiary as provided hereunder within fifteen (15) Business Days after receipt by Borrower of such Transferred Mortgage File, Borrower shall re- endorse to and return to Lender, such Transferred Mortgage File.

(d)           With regard to any sales described in Section 4.3(b) or any exchanges described in Section 4.3(c), each Loan Party (and by its acceptance of the Transferred Mortgage File, the Bond Subsidiary) acknowledges and agrees that Lender does not make any oral or written representations, warranties, promises or guarantees whatsoever, whether express or implied, concerning or with regard to, and Lender expressly disclaims any liability or obligation with respect to, concerning or relating to any aspect of the Mortgage Loans or any collateral thereof, including, without limitation, any of the following:

(i) the value, condition or profitability of the Mortgaged Property; (ii) title or ownership to or of the Mortgaged Property, or any portion or part thereof; (iii) governmental laws and any other restrictions applicable to the Mortgaged Property; (iv) claims by third parties against Borrower or any Mortgage Customer; (v) the creditworthiness, financial condition or ability of any Mortgage Customer or any guarantor to fulfill its obligations to pay its respective debts as they mature; (vi) the collectability of the Mortgage Loans; (vii) the legality, validity, sufficiency or enforceability of any of the Mortgage Loan Documents, and (viii) the validity, enforceability, attachment, priority or perfection of any security interest granted pursuant to the Mortgage Loan Documents. Loan Parties (and by its acceptance of the Transferred Mortgage File, the Bond Subsidiary) shall not be entitled to any other materials from Lender, including, but not limited to, materials that are attorney-client privileged, or prepared in connection with anticipated or actual litigation, or otherwise subject to confidentiality agreements, internal memoranda, analysis, ratings or reports prepared by Lender in connection with the Mortgage Loans or the transactions completed by the Credit Agreement. Each Loan Party (and by its acceptance of the Transferred Mortgage File, the Bond Subsidiary) acknowledges that it will have made such examinations, reviews and investigations as it deems necessary or appropriate in making its decision to purchase the Mortgage Loans. Each Loan Party (and by its acceptance of the Transferred Mortgage File, the Bond Subsidiary) has been and will continue to be solely responsible for making its own independent investigation of the Mortgage Loan Documents. Each Loan Party (and by its acceptance of the Transferred Mortgage File, the Bond Subsidiary) further acknowledges and agrees that Lender has not given any investment advice, credit information or opinion on whether the purchase of the Mortgage Customers obligations under the Mortgage Loans is prudent. Each Loan Party (and by its acceptance of the Transferred Mortgage File, the Bond Subsidiary) hereby accepts the Mortgage Loans on an “as is, where is, with all faults” basis, without recourse to Lender and without any representations or warranties. Each Loan Party shall defend and indemnify Lender, and its respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred as a result of or in any way related to the transfer of a Transferred Mortgage Property in accordance with the provisions of Section 16.5 hereof.”

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(b)           Section 7.2 is hereby amended by adding “or Section 7.11 (as amended hereby)” between “4.3” and “hereof” thereof.

(c)	Section 7.4 is hereby amended in its entirety to read as follows:

“7.4 Guarantees. Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to the Lender, the Bank, the Issuers, or the Lender in connection with this Agreement and the transactions contemplated herein) except (a) guarantees made in the Ordinary Course of Business up to an aggregate amount not exceeding the Materiality Threshold; (b) the endorsement of checks for collection in the Ordinary Course of Business; (c) guarantees made by one Loan Party of the Obligations of another Loan Party or Loan Parties, and (d) the Permitted Bond Subsidiary Guaranty.”

(d)	Section 7.5 is hereby amended in its entirety to read as follows:

“7.5 Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, including, without limitation the acquisition of all, or substantially all, or any material portion of the assets or Equity Interests of a Person or the assets of (a) any division or line of business of a Person and (b) any partnership or joint venture; provided, however, in Lender’s sole and absolute discretion and so long as (i) there does not exist a Default or Event of Default or a Default or Event of Default would not result therefrom and (ii) such investment is made by no later than April 30, 2016, Borrower may make a one-time investment of up to $2,000,000 (whether in cash or in other property) in the Bond Subsidiary to consummate a Permitted Bond Transaction (a “Permitted Bond Subsidiary Investment”).”

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(e)           Section 7.11 is hereby amended by (i) deleting the word “and” immediately before subsection (iv) thereof and (ii) deleting the “.” and adding the following text to the end thereof:

“, (v) sales by Borrower of Mortgage Notes and assignment of the associated Mortgage Loans and other Mortgage Loan Documents to Bond Subsidiary, provided, that, (A) each such sale shall be at the then current outstanding principal amount of the Mortgage Note, (B) all proceeds received by Borrower in respect of such sales shall be applied in repayment of the outstanding Revolving Advances, and (C) both before and after giving effect to each such transaction, no Default or Event of Default shall have occurred and be continuing (the conditions listed in Section 7.11(v)(A) through (C), collectively referred to as the “Sale Conditions”), and (vi) exchanges between Borrower and Bond Subsidiary of Mortgage Notes and associated Mortgage Loans and other Mortgage Loan Documents, provided, that (A) each such exchange is on a dollar for dollar basis, (B) the aggregate outstanding principal amount owing on all Mortgage Notes exchanged by Borrower during any Fiscal Year shall not exceed $1,000,000; provided, that, in the event the aggregate outstanding principal amount owing on all Mortgage Notes exchanged by Borrower during any Fiscal Year is less than $1,000,000, then one hundred percent (100%) of the unused amount (the “Carryover Amount”) may be carried over and used in the immediately succeeding Fiscal Year; provided, further, that any Carryover Amount shall be deemed to be the first amount exchanged in such succeeding Fiscal Year, (C) the aggregate outstanding principal amount owing on all Mortgage Notes exchanged by Borrower during the Term shall not exceed $1,250,000, (D) after the exchange, the sum of (i) the Borrowing Base, minus (ii) the sum of the outstanding amount of Revolving Advances, plus (iii) all amounts due and owing to Loan Parties’ trade creditors which are outstanding beyond normal trade terms, plus (iv) all fees and expenses for which Loan Parties are liable hereunder but which have not been paid or charged to Borrower’s Account shall be greater than $1,000,000, and (E) both before and after giving effect to each such transaction, no Default or Event of Default shall have occurred and be continuing (the conditions listed in Section 7.11(vi)(A) through (E), collectively referred to as the “Exchange Conditions”).”

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(f)           Annex One of the Credit Agreement is hereby amended by adding the following definitions in their appropriate order to read as follows:

“Consent Agreement” means that certain consent letter by and between Borrower and Lender, dated November 24, 2015.

“Permitted Bond Subsidiary Guaranty” shall mean that certain Guaranty dated as of April 25, 2016 made by Borrower in favor of the bondholders with respect to the Bond Subsidiary’s obligation under the Permitted Bond Transaction Documentation.

“Permitted Bond Indenture” shall mean that certain Indenture, dated April 25, 2016, by and among the Bond Subsidiary, Borrower and Worldwide Stock Transfer, LLC, as Indenture Trustee.

(g)           Annex One of the Credit Agreement is hereby amended by amending and restating the following definitions in their entirety to read as follows:

“Bond Subsidiary” shall mean MBC Funding II Corp., a wholly owned subsidiary of MBC formed specifically for the purpose of issuing senior secured notes in connection with the Permitted Bond Transaction.

“Permitted Bond Transaction” shall mean the issuance by the Bond Subsidiary of up to $9,990,000 aggregate principal amount of senior secured notes pursuant to the Permitted Bond Indenture having a rate of interest of not more than six percent (6%) per annum, and a maturity date ten (10) years from the date of issuance.

(h)           Subsection (f) of the definition of “Collateral” in Annex One of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(f) all Equity Interests of each Domestic Subsidiary other than Bond Subsidiary, and sixty-five percent (65%) of the Equity Interests of each Foreign Subsidiary;”

(i)           Subsection (k) of the definition of “Permitted Encumbrances” in Annex One of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

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“(k) Liens upon the Equity Interests of Bond Subsidiary to secure Borrower’s guaranty obligations under the Permitted Bond Transaction and”

(j)           Notwithstanding Sections 7.18 and 7.19 of the Credit Agreement, nothing contained in the Credit Agreement shall be construed as prohibiting Borrower from repaying its outstanding short-term indebtedness in the principal amount of $860,620 provided that the funds used to repay such indebtedness shall first be remitted to Lender and subsequently borrowed as a Revolving Advance under the Credit Agreement.

(k)           So long as Bond Subsidiary uses all of the net proceeds from the registered public offering referred to in the “Background” section of this Amendment to purchase Mortgage Notes from Borrower, Borrower will not be in breach of Section 7.11(v) of the Credit Agreement to the extent the net proceeds of the offering are not more than

$1,000,000 less than the gross proceeds of the offering.

3.           Release of Certain Collateral. Subject to satisfaction of the conditions precedent set forth in Section 4, Lender hereby releases its security interest and lien on the Collateral set forth on Schedule A attached hereto (the “Released Collateral”), subject to satisfaction of the following conditions: (i) the total value of the Released Collateral shall not exceed $12,000,000; and (ii) both before and after giving effect to the release of the Released Collateral, Loan Parties shall not be in default of any of the covenants contained in the Credit Agreement. Upon satisfaction of these conditions, Lender’s security interest in the Released Collateral shall automatically terminate and Lender shall do such further reasonable acts and things, all at Loan Parties’ expense, to effect the termination of Lender’s liens upon such Released Collateral. The terms of this provision shall not affect the security interest of the Lender in any property of the Loan Parties other than the Released Collateral.

4.           Conditions of Effectiveness. This Amendment shall become effective when each of the following conditions precedent shall have been satisfied:

(a)           Lender shall have received a copy of this Amendment executed by each Loan Party with one original executed copy of this Amendment to be promptly delivered by Loan Parties to Lender.

(b)           Lender shall have received a Guaranty from the Bond Subsidiary in form and substance satisfactory to Lender.

(c)           Lender shall have received a copy of the fully executed Intercreditor Agreement, dated as of the date hereof, by and among Worldwide Stock Transfer, LLC, as Indenture Trustee and Lender, setting forth various rights under the respective guaranties.

(d)           Lender shall have obtained definitive copies of the Permitted Bond Transaction Documents.

(e)	Lender shall have received payment in respect of its legal fees and expenses.

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5.           Conditions Subsequent to Effectiveness. Loan Parties shall pay an amendment fee in the amount of $20,000.00, which fee shall be fully earned and payable on the date of the first issuance of the senior secured notes pursuant to the Permitted Bond Indenture using the proceeds thereof.

6.           Representations and Warranties. Each Loan Party hereby represents and warrants as follows:

(a)           This Amendment and the Credit Agreement, as amended hereby, constitute legal, valid and binding obligations of each Loan Party and are enforceable against each Loan Party in accordance with their respective terms.

(b)           Upon the effectiveness of this Amendment, each Loan Party hereby reaffirms all covenants, representations and warranties made in the Credit Agreement to the extent the same are not amended hereby and agree that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

(c)           No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Amendment.

(d)           No Loan Party has any defense, counterclaim or offset with respect to the Credit Agreement.

(e)           The Permitted Bond Transaction complies in all material respects with the terms and conditions set forth on Schedule A to the Consent Agreement except that Lender acknowledges that (i) in the description under “Amortization”, “quarterly” should be changed to “monthly” and (ii) in the description under “Market Trading”, “Nasdaq Global Market” should be changed to “NYSE MKT”.

7.           Covenant Regarding Permitted Bond Transaction Documentation. Borrower hereby agrees that until the satisfaction in full of the Obligations and termination of the Credit Agreement, Borrower shall not permit the Bond Subsidiary to amend, supplement, modify or restate the terms of the Permitted Bond Transaction Documentation in a manner that either (a) increases the interest rate above seven percent (7%), excluding the imposition of the default rate of interest; (b) extends the stated maturity; or (c) increases the outstanding aggregate principal amount of the senior secured notes issued pursuant to the Permitted Bond Transaction Documentation.

8.	Effect on the Credit Agreement.

(a)           Upon the effectiveness of Section 2 hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement as amended hereby.

(b)           Except as specifically amended herein, the Credit Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

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(c)           The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Lender, nor constitute a waiver of any provision of the Credit Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

9.           Release. Each of the Loan Parties on behalf of itself and its successors, assigns, and other legal representatives, hereby, (a) jointly and severally, absolutely, unconditionally and irrevocably releases, remises and forever discharges Lender, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives and their respective successors and assigns (Lender and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, whether liquidated or unliquidated, matured or unmatured, asserted or unasserted, fixed or contingent, foreseen or unforeseen and anticipated or unanticipated, which each of the Loan Parties, or any of their respective successors, assigns, or other legal representatives and their successors and assigns may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, in relation to, or in any way in connection with the Credit Agreement, as amended and supplemented through the date hereof, this Amendment, the Other Documents or the release of the Released Collateral; (b) understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release; (c) agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the release set forth above and nothing contained herein shall constitute an admission of liability with respect to any Claim on the part of any Releasee; and (d) jointly and severally, absolutely, unconditionally and irrevocably, covenants and agrees with each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any of the Loan Parties pursuant to this Paragraph 8. If any Loan Party violates the foregoing covenant, Loan Parties, jointly and severally, agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by any Releasee as a result of such violation.

10.           Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

11.           Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

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12.           Counterparts; Facsimile. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by .pdf or facsimile transmission shall be deemed to be an original signature hereto.

[Signature Page to Follow]

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

"BORROWER"

MANHATTAN BRIDGE CAPITAL, INC.

By:	/s/ Assaf Ran
Assaf Ran
Chief Executive Officer

"SUBSIDIARY GUARANTOR"

DAG FUNDING SOLUTIONS, INC.

By:	/s/ Assaf Ran
Assaf Ran
Chief Executive Officer

Signature Page to Amendment No. 2

WEBSTER BUSINESS CREDIT CORPORATION

By:	/s/ Leo Goldstein
Name: Leo Goldstein
Title: Vice President

Signature Page to Amendment No. 2

SCHEDULE A

Released Collateral

All of Borrower’s right, title and interest in and to (i) all of the outstanding common shares, par value $.001 per share, of the Bond Subsidiary; and (ii) the Mortgage Loans sold and to be sold by Borrower to the Bond Subsidiary pursuant to the Asset Purchase Agreement, dated as of April 25, 2016, as amended, supplemented or otherwise modified from time to time, between Borrower and the Bond Subsidiary, including with respect to such Mortgage Loans, all of Borrower’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located: (a) the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral (the “Mortgaged Property”) securing repayment of the debt evidenced by a promissory note or other evidence of the indebtedness of an obligor with respect to a Mortgage Loan (the “Mortgage Note”); (b) the original executed Mortgage Note bearing all intervening endorsements, duly endorsed to Borrower; (c) the original Mortgage(s) securing each Mortgage Note with evidence of recording thereon or copies certified by the related recording office;

(d) the original assignments, if any, executed in connection with such Mortgage(s); (e) any original stock certificates (accompanied by applicable stock powers), instruments, chattel paper or other collateral securing the Mortgage Loan; (f) all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating and all claims and payments thereunder; (g) all other insurance policies and insurance proceeds relating to the Mortgage Loan or the related Mortgaged Property, including the lender’s title policy and evidence of property/casualty insurance coverage; (h) all “general intangibles”, “accounts” and “chattel paper” as defined in the New York State Uniform Commercial Code relating to or constituting any and all of the foregoing; (i) all other documents instruments, surveys, legal opinions, certificates, correspondence, valuations, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto; (j) any Receivable (as defined in the Credit and Security Agreement dated as of February 27, 2015, as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), between Borrower and Lender), resulting from and reflecting an amount due under a Mortgage Note described in clause (b) above; (k) the Mortgage Loan Documents (as defined in the Credit Agreement) relating to the Mortgage Loan, other than any document prepared by Lender or for the benefit of Lender by third parties; (l) any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing. Initially, Borrower is transferring to the Bond Subsidiary the following Mortgage Loans:

List of Excluded Mortgage Loans

MBC Loan # 218 Loan Amount: $250,000 Property: 1370 Bushwick Avenue, Brooklyn NY Guarantor(s): Eitan Peretz /RobertMichaeli/Nadav Hamo	MBC Loan # 405 Loan Amount: $210,000 + $50,000 Property: 1483 East 53rd Street, Brooklyn NY Guarantor(s): Leonard Galper
MBC Loan # 235 Loan Amount: $1,000,000 Property: 300 Great Neck Road, Great Neck NY Guarantor(s): Yossef Boniel / Shelly Boniel	MBC Loan # 406 Loan Amount: $370,000 Property: 131-25 220th Street, Queens NY Guarantor(s): Yuval Harosh
MBC Loan # 239 Loan Amount: $500,000 Property: 1237 Eastern Parkway, Brooklyn NY Guarantor(s): Yehuda Cohen	MBC Loan # 407 Loan Amount: $72,500 Property: 105 Palisades Avenue, Yonkers NY Guarantor(s): Michael Yehounatan / Ariel Sholomov
MBC Loan # 265 Loan Amount: $265,000 Property: 215 Highland Blvd, Brooklyn NY Guarantor(s): Shlomi Ohayon	MBC Loan # 408 Loan Amount: $550,000 + $100,000 Property: 696A Lexington Avenue, Brooklyn NY Guarantor(s): Eran Malka
MBC Loan # 289 Loan Amount: $750,000 + $300,000 Property: 67 Jefferson Avenue, Brooklyn NY Guarantor(s): Shay Zach / Peleg Neev	MBC Loan # 412 Loan Amount: $580,000 Property: 343 Winthrop Street, Brooklyn NY Guarantor(s): Yuval Harosh
MBC Loan # 351	MBC Loan # 416

252540/234-5985074.5

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Loan Amount: $370,000 Property: 647 New Jersey Avenue, Brooklyn NY Guarantor(s): Rachel Surizon	Loan Amount: $355,000 Property: 903 Pine Street, Brooklyn NY Guarantor(s): Abraham Zagai
MBC Loan # 394 Loan Amount: $450,000 Property: 156-12 107 Avenue (Unit 1,2,3) & 156-14 107 Avenue (Unit 2,3), Jamaica NY Guarantor(s): Itzhak Maman	MBC Loan # 430 Loan Amount: $110,000 Property: 1276 Givan Avenue,Bronx NY
MBC Loan # 399 Loan Amount: $300,000 Property: 1460 East Gun Hill Road, Bronx NY Guarantor(s): Eli Weissman	MBC Loan # 431 Loan Amount: $150,000 Property: 90 Rosedale Rd., Valley Stream NY
MBC Loan # 402 Loan Amount: $400,000 Property: 381 Jefferson Avenue, Brooklyn NY Guarantor(s): Itzhak Maman / Avi Shevah	MBC Loan # 433 Loan Amount: $110,000 Properties: 30 Liberty St. Patchogue NY & 35 Maple Avenue, Shirley NY

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